Exhibit 7 (c)
Consent of Sutherland Asbill & Brennan

April 24, 2002

Board of Directors
Kansas City Life Insurance Company
3520 Broadway
Kansas City, MO 64141-6139

Re: Kansas City Life Variable Life Separate Account

Ladies and Gentlemen:

        We consent to the reference to our firm in the prospectus included in Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 for the Alliance individual flexible premium variable life insurance contracts, issued through the Kansas City Life Variable Life Separate Account (File No. 333-49000). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By: /s/W. Thomas Conner
W. Thomas Conner

Washington, D.C.
April 24, 2002